UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2012

OCLARO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-30684	20-1303994
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

2560 Junction Avenue, San Jose, California 95134

(Address of principal executive offices, zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On July 31, 2012, Oclaro, Inc. (the “Company”) announced its financial results for the fiscal quarter and fiscal year ended June 30, 2012 and posted a related investor presentation on its website, www.oclaro.com. The investor presentation issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1 furnished herewith) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Following the closing of the merger of Oclaro, Inc. (“Oclaro”) with Opnext, Inc. on July 23, 2012, Oclaro and its Chairman and Chief Executive Officer, Alain Couder, agreed upon a plan by which Mr. Couder will continue as Oclaro’s Chairman and CEO for the next two fiscal years, until June 30, 2014, when he will retire from the position of CEO. Oclaro’s Board of Directors (the “Board”) believes that Mr. Couder was instrumental in negotiating and concluding the Merger, and that by continuing as Chairman and CEO Mr. Couder will be able to provide essential leadership to the merged company as it integrates the operations of the two companies and will be able to assist the Board in identifying the next CEO for Oclaro following Mr. Couder’s retirement.

In connection with developing this plan for Mr. Couder to provide continued leadership to the Oclaro, Oclaro entered into a Second Amended and Restated Employment Agreement (the “New Agreement”) with Mr. Couder. Under the New Agreement, Mr. Couder’s base salary was set at $650,000 per year and he will be eligible for annual bonuses based upon achievement of individual and/or company performance goals. The “target” bonus will be 100% of his base salary, with a maximum bonus for exceeding such goals of up to 200% of base salary. The New Agreement also provides that Oclaro will grant to Mr. Couder 400,000 shares of restricted stock in the current fiscal year and an additional 400,000 shares of restricted stock in the next fiscal year. One-half of the shares granted each year will vest based upon Mr. Couder continuing to be an employee of Oclaro, and the other half will only be earned if Oclaro achieves certain performance goals. The goals will be defined by the Board or its compensation committee.

The New Agreement also provides that if Oclaro terminates Mr. Couder’s employment without cause, or Mr. Couder resigns his employment with “good reason” or Mr. Couder’s employment is terminated as a result of his death or disability (a “Qualifying Termination), then Mr. Couder will be entitled to the following benefits:

(i) severance payment equal to the sum of (a) two times his annual base salary plus (b) two times the average of the bonus amounts earned by Mr. Couder for the three fiscal years preceding the date his employment terminates,

(ii) accelerated vesting of all stock options, restricted stock awards and other equity awards (collectively, “Equity Grants”) which vest based on Mr. Couder’s continued employment by Oclaro,

(iii) continuation of group medical insurance and group life insurance for Mr. Couder for two years after the date his employment terminates, and

(iv) the time period within which Mr. Couder may exercise any vested stock options will be extended to the first anniversary of the date his employment terminates.

If Oclaro were to terminate Mr. Couder’s employment for “cause” (as defined in the New Agreement), he would not be entitled to any severance payment or accelerated vesting of any Equity Grants.

In addition, if Mr. Couder’s employment terminates in a Qualifying Termination during the period beginning three months prior to a change of control of Oclaro and ending on the second anniversary of such change of control, then the benefits to which Mr. Couder would be entitled would be increased as set forth in the New Agreement.

The New Agreement contemplates that Mr. Couder will retire as CEO on June 30, 2014 (the “Retirement Date”) and that he will continue to serve as the executive chairman of the Board until September 30, 2014. At the Retirement Date, Mr. Couder will be entitled to substantially the same benefits described above that he would receive as a result of a Qualifying Termination that did not take place in connection with a change of control, with slight modifications as set forth in the New Agreement to reflect his retirement rather than a Qualifying Termination.

This summary is qualified in its entirety by reference to the New Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated July 26, 2012, between Oclaro, Inc. and Alain Couder.

99.1	Investor presentation issued by the Registrant on July 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: August 1, 2012	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer

EXHIBIT LIST

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated July 26, 2012, between Oclaro, Inc. and Alain Couder.

99.1	Investor presentation issued by the Registrant on July 31, 2012.